For Immediate Release
February 27, 2018

Southwest Gas Holdings, Inc. Announces 2017 Earnings

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $4.04 per basic share for 2017, an $0.84 increase from consolidated earnings of $3.20 per basic share during 2016.  Consolidated net income was $193.8 million for 2017, compared to consolidated net income of $152 million for 2016.  The natural gas segment had net income of $156.8 million in 2017 compared to net income of $119.4 million in 2016, while the construction services segment had net income of $38.4 million in 2017 compared to net income of $32.6 million in 2016.  Consolidated current-year results include $10.3 million, or $0.21 per share, in other income due to increases in the cash surrender values of company-owned life insurance (“COLI”) policies, while the prior year included $7.4 million, or $0.16 per share, in other income associated with COLI policies.  In addition, consolidated results reflect approximately $20 million, or $0.42 per share, of income tax benefits due to the December 2017 enactment of U.S. tax reform.  This total was composed of tax reductions of $8 million for the natural gas segment and approximately $12 million for the construction services segment.

Commenting on Southwest Gas Holdings’ performance and outlook, John P. Hester, President and Chief Executive Officer, said: “2017 was a great year for our Company as earnings climbed to over $4 per share, a new record.  Even absent tax reform, operating results were a record high.  We realized the improved cost recovery we sought through rate relief in Arizona and celebrated reaching 2 million customers in our natural gas operations segment.  Our construction services segment surpassed $1.2 billion in revenues and made a strategic acquisition of a private construction business, New England Utility Constructors, Inc.  Both segments saw improvements due to recently enacted tax reform as well.

“We believe 2018 will be another positive year for our Company and we remain focused on the path ahead.  Commitment to our core principles will continue as we work to meet the growth in our natural gas service territories, fortify and expand our pipeline system, grow our construction services business, and deliver the value our shareholders expect.  That value commitment was reinforced when the Board approved a 5% dividend increase in February 2018.”
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During the fourth quarter of 2017, consolidated net income was $96.5 million, or $2.00 per basic share, versus $65.2 million, or $1.37 per basic share, for the fourth quarter of 2016.  All of the income tax benefits noted were recognized during the current quarter.

Natural Gas Operations Segment Results

Full Year 2017

Operating margin increased $23 million between years.  Combined rate relief in the Arizona and California jurisdictions provided $15 million in operating margin.  Customer growth contributed $9 million in operating margin, as 31,000 net new customers were added during the last twelve months.  Operating margin from all other sources decreased a net $1 million between years.

Operations and maintenance expense increased $9 million, or 2%, between 2017 and 2016 as general cost increases were partially offset by a decline in self-insured employee medical costs.  Higher expenses for pipeline integrity management and damage prevention programs accounted for $2.5 million of the increase.  Depreciation decreased $31.5 million between years primarily due to reduced depreciation rates in Arizona, a result of the recent Arizona general rate case decision.  Property taxes increased $5.6 million between years primarily due to higher property taxes associated with a 6% increase in average gas plant in service.

Other income increased $4.8 million between years primarily due to a $2.9 million increase in COLI-related income.  COLI amounts in each year were greater than expected.  In addition, interest earned related to the Gas Infrastructure Replacement mechanism in Nevada grew in the current year due to a substantial increase in the amount of accelerated pipe replacement work under the program during 2017.  Net interest deductions increased $2.7 million between years, primarily due to the issuance of $300 million of senior notes in September 2016 and higher interest associated with credit facility borrowings during 2017.  The increase was substantially offset by reductions in interest expense associated with deferred purchased gas adjustment (“PGA”) balances as compared to the prior year and various debt redemptions in the second half of 2016 and early 2017.

Income taxes were favorably impacted by approximately $8 million in 2017 due to the December 2017 enactment of U.S. tax reform.  This reduction primarily relates to the remeasurement of deferred tax liabilities, excluding those associated with utility plant depreciation timing differences.
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Fourth Quarter

Operating margin increased $6 million between quarters.  Rate relief in the Arizona and California jurisdictions provided $5 million in operating margin.  An additional $2 million was attributable to customer growth, while operating margin from all other sources decreased a net $1 million.

Operations and maintenance expense decreased $2.4 million between quarters primarily due to a decline in self-insured employee medical costs.  Despite a 6% increase in average gas plant in service, depreciation decreased $10.8 million between quarters primarily due to reduced depreciation rates in Arizona, a result of the recently effective Arizona rate case.  Property taxes increased $1.7 million due to higher property taxes associated with net plant additions.

Other income and deductions increased $2.7 million between quarters primarily due to $3.5 million of COLI cash surrender value increases in the current quarter compared to $2 million in the prior-year quarter.  Income taxes were favorably impacted by the $8 million previously noted, resulting from the December 2017 enactment of tax reform.

Construction Services Segment Results

Full Year 2017

Revenues increased $107.4 million, or 9%, in 2017 when compared to 2016, primarily due to additional pipe replacement work for natural gas distribution customers, partially offset by a temporary work stoppage with a customer.  In addition, Centuri performed work on a multi-year water pipe replacement program, which began in late 2016, for a customer that contributed incremental revenues of $29.7 million during 2017.

Construction expenses increased by $124.5 million, or 12%, in 2017 when compared to 2016.  The increase in construction expenses is disproportionate to the increase in revenues due in part to logistics surrounding the timing and length of the temporary work stoppage with the customer noted above and higher labor costs incurred to complete work during inclement weather conditions in the first quarter of 2017.  Results were also negatively impacted by recognized and accrued construction costs in excess of revenues related to the water pipe replacement program.  Centuri is pursuing relief from the customer in the form of modified terms or additional cost recovery under the terms of the contract.  Gains on sale of equipment (reflected as an offset to construction expenses) were approximately $4.2 million and $7.1 million for 2017 and 2016, respectively.

Depreciation and amortization expense decreased $6.6 million between 2017 and 2016 primarily due to a $10 million reduction in depreciation associated with a change in the estimated useful lives of certain depreciable equipment, partially offset by incremental amortization of finite-lived intangible assets recognized
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from the New England Utility Constructors, Inc. (“Neuco”) acquisition and an increase in depreciation on additional equipment purchased to support the growing volume of work being performed.

Net interest deductions increased $1.3 million between 2017 and 2016 primarily due to incremental borrowings for the Neuco acquisition under a secured revolving credit and term loan facility.

Income tax expense decreased $17.5 million between 2017 and 2016 primarily due to a net benefit ($12 million) related to enactment of tax reform and the associated remeasurement of Centuri’s deferred tax liabilities.

Fourth Quarter

Revenues increased $72.9 million in the fourth quarter of 2017 when compared to the prior-year quarter primarily due to an increase in pipe replacement work with existing customers.

Construction expenses increased $75.9 million between quarters.  Results were negatively impacted by higher construction costs for a water pipe replacement project (including accruals for estimated losses on the contract), for which Centuri has requested increased cost relief.  Gains on sale of equipment (reflected as an offset to construction expenses) were approximately $2.7 million and $3 million for the fourth quarters of 2017 and 2016, respectively.

Depreciation and amortization increased $1.3 million between quarters, primarily due to the Neuco acquisition and additional equipment purchased to support the growing volume of work being performed.

Income tax expense decreased $15 million between quarters primarily due to a net benefit related to enactment of tax reform and the associated remeasurement of Centuri’s deferred tax liabilities.

Outlook for 2018

Natural Gas Segment:

•
Operating margin for 2018 is anticipated to benefit from customer growth (similar to 2017), infrastructure tracker mechanisms, expansion projects, and California attrition.  Combined, these items are expected to produce approximately 2% in incremental margin.

•
On a comparative basis, operations and maintenance expense is expected to track generally with inflationary changes and customer growth rates (combined 2% to 3%) plus the impacts of an $8 million increase in pension costs.  Despite the anticipated growth in gas plant in service (approximately 6%),

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depreciation and general taxes combined are expected to be relatively flat compared to 2017 due to the depreciation rate reduction approved in our Arizona general rate case settlement effective April 2017.

•	On a comparative basis, operating income is expected to be relatively flat between years.
•	Net interest deductions for 2018 are expected to increase $9 million to $11 million compared to 2017 primarily due to an increase in outstanding debt associated with ongoing capital expenditures.
•
Changes in cash surrender values of COLI policies will continue to be subject to volatility.  Management generally anticipates longer term normal increases in COLI cash surrender values to range from $3 million to $5 million on an annual basis.

•
The above expectations do not include impacts from recent tax legislation.  Impacts to various items (including revenues and expenses) may result from the regulatory process in our service territories, as several of our jurisdictions have initiated proceedings around tax reform.  The one-time benefit due to remeasurement of deferred tax balances in 2017 will not recur.  In addition, the placement of non-service pension costs in the income statement due to new accounting requirements could impact comparability of specific line items.

•	Capital expenditures in 2018 are estimated at approximately $670 million, in support of customer growth, system improvements, and accelerated pipe replacement programs.

Construction Services Segment:

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Centuri has a strong base of large utility clients (many with multi-year pipe replacement programs) that are expected to sustain, and over time, grow its business.  Revenues for 2018 are anticipated to be 5% to 7% greater than 2017 levels.

•	Operating income is expected to be approximately 5% to 5.5% of revenues.
•	Based on the current interest rate environment, net interest deductions for 2018 are expected to be between $11 million and $12 million.
•	Centuri expects to benefit from the decline in U.S. federal income tax rates during 2018, but the one-time benefit due to remeasurement of deferred tax balances in 2017 will not recur.
•	Changes in foreign exchange rates could influence results.

Southwest Gas Holdings has two business segments:

Centuri Construction Group, Inc. is a comprehensive construction services enterprise dedicated to meeting the growing demands of North American utilities, energy, and industrial markets.  Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions.
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Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.

Forward-Looking Statements:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by the use of words such as "will", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "target", "project", "intend", "plan", "seek", "estimate", "should", "may" and "assume", as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2018. In addition, the statements under the heading “Outlook for 2018” that are not historic, constitute forward-looking statements.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operations and maintenance expenses, operating income, depreciation and general taxes, COLI cash surrender values, financing expenses, and capital expenditures of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding construction services segment revenues, operating income, and net interest deductions will transpire. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading "Risk Factors" in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC.  The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Measures.  Operating margin is a financial measure defined by management (natural gas operating revenues less the net cost of gas sold) and is, therefore, considered a non-GAAP measure.  Management uses this financial measure because natural gas operating revenues include the net cost of gas sold, which is a tracked cost that is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms.  Fluctuations in the net cost of gas sold impact revenues on a dollar-for-dollar basis, but do not impact operating margin or operating income.  Management believes operating margin provides useful and relevant information necessary to analyze Southwest’s financial performance in a rate-regulated environment.

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SOUTHWEST GAS HOLDINGS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)
YEAR ENDED DECEMBER 31,	2017	2016

Consolidated Operating Revenues	$2,548,792	$2,460,490

Net Income	$193,841	$152,041

Average Number of Common Shares	47,965	47,469

Basic Earnings Per Share	$4.04	$3.20

Diluted Earnings Per Share	$4.04	$3.18

Natural Gas Segment Revenues	$1,302,308	$1,321,412
Net Cost of Gas Sold	355,045	397,121
Operating Margin	$947,263	$924,291

QUARTER ENDED DECEMBER 31,	2017	2016

Consolidated Operating Revenues	$740,433	$641,525

Net Income	$96,465	$65,180

Average Number of Common Shares	48,172	47,482

Basic Earnings Per Share	$2.00	$1.37

Diluted Earnings Per Share	$2.00	$1.36

Natural Gas Segment Revenues	$366,485	$340,485
Net Cost of Gas Sold	93,206	73,049
Operating Margin	$273,279	$267,436

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For Shareholders information, contact:	For media information, contact:
Ken Kenny	Sonya Headen
(702) 876-7237	(702) 364-3411
ken.kenny@swgas.com	sonya.headen@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2017	2016	2017	2016

Results of Consolidated Operations
Contribution to net income - gas operations	$74,382	$51,887	$156,818	$119,423
Contribution to net income - construction services	22,643	13,293	38,360	32,618
Corporate and administrative	(560)	-	(1,337)	-
Net income	$96,465	$65,180	$193,841	$152,041

Basic earnings per share	$2.00	$1.37	$4.04	$3.20
Diluted earnings per share	$2.00	$1.36	$4.04	$3.18

Average common shares	48,172	47,482	47,965	47,469
Average shares (assuming dilution)	48,228	47,849	47,991	47,814

Results of Natural Gas Operations
Gas operating revenues	$366,485	$340,485	$1,302,308	$1,321,412
Net cost of gas sold	93,206	73,049	355,045	397,121
Operating margin	273,279	267,436	947,263	924,291
Operations and maintenance expense	97,350	99,745	410,745	401,724
Depreciation and amortization	48,279	59,050	201,922	233,463
Taxes other than income taxes	14,621	12,896	57,946	52,376
Operating income	113,029	95,745	276,650	236,728
Other income (deductions)	4,292	1,564	13,036	8,276
Net interest deductions	18,111	17,842	69,733	66,997
Income before income taxes	99,210	79,467	219,953	178,007
Income tax expense	24,828	27,580	63,135	58,584
Contribution to net income - gas operations	$74,382	$51,887	$156,818	$119,423

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
DECEMBER 31, 2017

FINANCIAL STATISTICS
Market value to book value per share at year end	213%
Twelve months to date return on equity -- total company	11.2%
-- gas segment	10.0%
Common stock dividend yield at year end	2.5%
Customer to employee ratio at year end (gas segment)	882 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,324,902	7.42%	9.50%
Southern Nevada	825,190	6.46	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
YEAR ENDED DECEMBER 31,
(In dekatherms)	2017	2016	2015
Residential	67,427,141	68,462,561	65,542,067
Small commercial	29,767,702	29,452,513	28,511,783
Large commercial	9,256,105	9,094,890	9,228,418
Industrial / Other	3,381,604	3,027,514	3,097,267
Transportation	97,440,664	97,056,087	103,570,740
Total system throughput	207,273,216	207,093,565	209,950,275

HEATING DEGREE DAY COMPARISON
Actual	1,478	1,610	1,507
Ten-year average	1,733	1,768	1,787

Heating degree days for prior periods have been recalculated using the current period customer mix.